EXHIBIT 8.1

List of Principal Subsidiaries and Consolidated Affiliated Entities

Subsidiaries:

Baidu Holdings Limited — Incorporated in the British Virgin Islands

Baidu (Hong Kong) Limited — Incorporated in Hong Kong

Baidu Online Network Technology (Beijing) Co., Ltd. — Incorporated in the PRC

Baidu (China) Co., Ltd. — Incorporated in the PRC

Baidu.com Times Technology (Beijing) Co., Ltd. — Incorporated in the PRC

Baidu International Technology (Shenzhen) Co., Ltd. — Incorporated in the PRC

IQIYI Inc. — Incorporated in the Cayman Islands

Chong Qing Baidu Micro-loan Co., Ltd. — Incorporated in the PRC

Xian Chunhe Asset Management Co., Ltd. — Incorporated in the PRC

91 Wireless Websoft Limited — Incorporated in the Cayman Islands

Consolidated Affiliated Entities:

Beijing Baidu Netcom Science Technology Co., Ltd. — Incorporated in the PRC

Beijing Perusal Technology Co., Ltd. — Incorporated in the PRC

Beijing BaiduPay Science and Technology Co., Ltd. — Incorporated in the PRC